June 2, 2005
Zip+4 Code:  20549-0305



Mr. Larry E. Williams
Chief Executive Officer
Ballistic Recovery Systems, Inc.
300 Airport Road
South St. Paul, Minnesota  55075-3541

RE:	Ballistic Recovery Systems, Inc. (the "Company")
	Form 10-KSB for the year ended September 30, 2004
	File No. 0-15318

Dear Mr. Williams:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								David R. Humphrey
								Branch Chief




??

??

??

??